Exhibit 99.1

AMC Entertainment Holdings, Inc. Investor Relations: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com or Media Contact: Frank Ybarra, 913-213-2604 fybarra@amctheatres.com

AMC THEATRES TO ACQUIRE STARPLEX CINEMAS

Acquisition of Complementary Theatre Circuit Expands Platform for

AMC’s Guest Experience Strategic Growth Initiatives

Leawood, Kansas and Dallas, Texas — July 14, 2015 — AMC Theatres (NYSE: AMC) (“AMC”) and privately-held Starplex Cinemas (“Starplex”) announced today they have entered into a definitive purchase agreement for AMC to acquire Starplex for approximately $172 million in cash, subject to working capital and other adjustments. When completed, AMC will operate approximately 380 theatres with 5,300 screens.

By broadening  its footprint  for delivering  groundbreaking guest experience innovations — such as plush power-recliners, enhanced food and beverage, premium sight and sound, greater guest engagement and targeted programming — the acquisition will expand AMC’s proven ability to deliver an exceptional movie experience to more movie-goers.

“This acquisition is expected to create immediate and long-term substantial value for guests and shareholders,” said AMC CEO Gerry Lopez. “We will add 90 recliner re-seated screens to our portfolio and plan to add recliners to an additional 80 screens over the next five years, further transforming the movie-going experience for millions of guests. Our large market theatre portfolio will be complemented by new small and mid-size market theatres, which gives AMC broader movie genre appeal across a wider spectrum of guests.”

“Starplex and AMC have a shared vision to provide a quality guest experience, and even more of our guests will now benefit from recliner re-seats and other great amenities,” said Starplex CEO Steve Holmes. “Today’s transaction provides Starplex shareholders with meaningful and immediate value.”

Key Benefits of the Transaction

•                  The transaction is expected to result in earnings-per-share, EBITDA and cash flow accretion, exclusive of one-time transaction-related charges, in 2016 and beyond.

•                  A cash-only transaction, resulting in no dilution of AMC stock.

•                  Expansion of AMC’s proven and successful guest experience strategies into additional Starplex markets.

•                  Complementary theatre locations with limited geographic overlap.

•                  Complementary guest demographics enhance AMC’s box office profile, improving AMC’s balance between its large market theatre portfolio and small- to mid-size market theatres.

•                  Attractive synergies available by combining back-of-the-house functions such as human resources, accounting, finance and technology.

•                  AMC’s quarterly dividend will be maintained.

Additional Information

AMC will acquire Starplex on a cash-free, debt-free basis. AMC plans to fund the acquisition using cash on its balance sheet and availability under its existing revolving credit facility, if neecssary.

Husch Blackwell LLP is serving as AMC’s lead legal advisor. Peter J. Solomon Company is serving as exclusive financial advisor to Starplex and Andrews Kurth LLP is serving as Starplex’s legal advisor.

Approvals and Timing

The transaction is subject to customary closing conditions including receipt of anti-trust approval. The companies anticipate closing this transaction by the end of 2015.

About AMC Theatres

AMC (NYSE:AMC) is the guest experience leader with 347 locations and 4,972 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago) http://www.amctheatres.com.

About Starplex Cinemas

Starplex is an independent, privately-held theatrical exhibition company operating 33 theatres with 346 screens in 12 states: California, Connecticut, Illinois, Kansas, Missouri, Nebraska, New Jersey, Ohio, Oklahoma, Texas, Virginia and Washington.  http://www.starplexcinemas.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  Similarly, statements made herein and elsewhere regarding pending acquisitions are also forward-looking statements, including statements regarding the anticipated closing date of the acquisition,  the ability to obtain required regulatory approvals or to satisfy closing conditions, the costs of the acquisition and the source of financing, the expected benefits of the acquisition on our future business, operations and financial performance and our ability to successfully integrate the recently acquired business.  These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to the transaction, including obtaining regulatory approvals and satisfying closing conditions; our ability to achieve expected synergies from the acquisition; our ability to realize expected benefits from the acquisition; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.